Delisting Determination, The Nasdaq Stock Market, LLC, February 15, 2024, Aurora Technology Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Aurora Technology
Acquisition Corp., effective at the opening of the trading session on February 26, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing
Rule 5452(a)(1). The Company was notified of the Staff determination on January 10, 2024. Pursuant to Listing
Rule 5815(a)(1)(B)(ii)(c) the Company securities were suspended on January 19, 2024.
On February 9, 2024, the Hearings Department issued a moot letter, closing the matter, following confirmation from Staff that the Company had consummated a business combination. Staff additionally informed that the Company common stock and warrant began trading on February 9, 2024, but that that the Company units and rights did not comply with the initial listing requirements and that a Form 25 should be filed for the termination of said units and righs.
The Staff determination to delist the Company units and rights became final on February 9, 2024.